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                                                                   EXHIBIT 99(m)

                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429


                                    FORM F-3


                                 CURRENT REPORT
                       UNDER SECTION 13 OF THE SECURITIES
                              EXCHANGE ACT OF 1934


                           FOR THE MONTH OF JUNE, 1995


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                                    METROBANK
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                  (EXACT NAME OF BANK AS SPECIFIED IN CHARTER)

             10900 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90024
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                          (ADDRESS OF PRINCIPAL OFFICE)

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Item 12 -  Other Materially Important Events

           On May 2, 1995, Metrobank, Comerica Incorporated, a multibank bank holding company incorporated under the laws of the State of Delaware ("Comerica"), and Comerica Holdings Incorporated, a California corporation to be created by Comerica ("Holdings"), entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement") providing for, among other things, the merger (the "Merger") of Holdings with and into Metrobank, with Metrobank being the surviving corporation under the charter of Holdings and the name "Metrobank". On the effective date of the Merger, Comerica will become the sole shareholder of Metrobank and each issued and outstanding share of common stock of Metrobank will be converted into shares of common stock of Comerica at the conversion rate set forth in the Merger Agreement.

           Concurrently with the execution and delivery of the Merger Agreement, Metrobank and Comerica entered into a Stock Option Agreement, pursuant to which Metrobank granted to Comerica an option, upon the occurrence of certain events specified therein, to purchase from Metrobank (subject to receipt of any necessary regulatory approvals) up to that number of shares of Metrobank common stock constituting 9.9% of all issued and outstanding shares of Metrobank common stock on the date of exercise of said option (after giving effect to the shares issued pursuant to said option), for a purchase price per share of $15.75.

           The consummation of the Merger is subject to a number of customary conditions such as satisfactory due diligence reviews and regulatory approvals. It is anticipated that the acquisition will close prior to March 10, 1996.


                                  SIGNATURES

           Under the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 6, 1995

                                              Metrobank, a California
                                              banking corporation

                                              By:   /s/ David L. Buell
                                                 -------------------------
                                                 David L. Buell
                                                 Chief Executive Officer
                                                 and Chairman of the Board



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